Exhibit 3.18

BRP (Luxembourg) 3 S.à r.l.

Société à responsabilité limitée

Siège social : 12-14, rue Léon Thyes, L-2636 Luxembourg

Capital social : EUR 16,800

CONSTITUTION DE SOCIETE DU 4 DECEMBRE 2003

NUMERO

In the year two thousand three, on 4 December.

Before Us Maître Henri Hellinckx, notary residing in Mersch.

THERE APPEARED :

BRP (Luxembourg) 2 S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and organized under the laws of the Grand-Duchy of Luxembourg, having its registered office at 12-14, rue Léon Thyes, L-2636 Luxembourg, in process of registration with the Luxembourg Trade and Companies Register, here represented by Mrs Céline Pignon, attorney-at-law, with professional address in Luxembourg,

by virtue of a proxy given on 3 December 2003, in Montréal, Québec.

The said proxy, after having been signed “ne varietur” by the appearing party and the undersigned notary, will remain annexed to the present deed for the purpose of registration.

Such appearing party, represented as stated here-above, has requested the undersigned notary, to state as follows the articles of association of a private limited liability company (société à responsabilité limitée), which is hereby incorporated:

I. NAME – REGISTERED OFFICE – OBJECT – DURATION

Art. 1.	Name

There is formed a private limited liability company (société à responsabilité limitée) under the name “BRP (Luxembourg) 3 S.à r.l.” (hereafter the Company), which will be governed by the laws of Luxembourg, in particular by the law dated 10th August, 1915, on commercial companies, as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).

Art. 2.	Registered office

2.1.	The registered office of the Company is established in Luxembourg-City, Grand Duchy of Luxembourg. It may be transferred within the boundaries of the municipality by a resolution of the single manager, or as the case may be, by the board of managers of the Company. The registered office may further be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of the single partner or the general meeting of partners adopted in the manner required for the amendment of the Articles.

2.2.

Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the single manager, or as the case may be, the board of managers of the Company. Where the single manager or the board of managers of the Company determines that extraordinary political or military developments or events have occurred or are imminent and that these developments or events would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances. Such temporary measures shall have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art. 3.	Object

3.1.	The object of the Company is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management of such participations. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

3.2.	The Company may borrow in any form except by way of public offer. It may issue by way of private placement only, notes, bonds and debentures and any kind of debt and/or equity securities. The Company may lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also give guarantees and grant securities in favour of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company. The Company may further pledge, transfer, encumber or otherwise create security over all or over some of its assets.

3.3.	The Company may generally employ any techniques and instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against credit, currency exchange, interest rate risks and other risks.

3.4.	The Company may carry out any commercial or financial operations and any transactions with respect to real estate or movable property, which directly or indirectly favour or relate to its object.

Art 4.	Duration

4.1.	The Company is formed for an unlimited period of time.

4.2	The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or several of the partners.

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II. CAPITAL - SHARES

Art. 5.	Capital

5.1.	The Company’s corporate capital is fixed at sixteen thousand eight hundred euro (EUR 16,800) represented by one hundred and sixty-eight (168) shares in registered form with a par value of one hundred euro (EUR 100) each, all subscribed and fully paid-up.

5.2.	The share capital of the Company may be increased or reduced in one or several times by a resolution of the single partner or, as the case may be, by the general meeting of partners, adopted in the manner required for the amendment of the Articles.

Art. 6.	Shares

6.1.	Each share entitles the holder to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

6.2.	Towards the Company, the Company’s shares are indivisible, since only one owner is admitted per share. Joint co-owners have to appoint a sole person as their representative towards the Company.

6.3.	Shares are freely transferable among partners or, if there is no more than one partner, to third parties.

If the Company has more than one partner, the transfer of shares to non-partners is subject to the prior approval of the general meeting of partners representing at least three quarters of the share capital of the Company.

A share transfer will only be binding upon the Company or third parties following a notification to, or acceptance by, the Company in accordance with article 1690 of the civil code.

For all other matters, reference is being made to articles 189 and 190 of the Law.

6.4.	A partners’ register will be kept at the registered office of the Company in accordance with the provisions of the Law and may be examined by each partner who so requests.

6.5.	The Company may redeem its own shares within the limits set forth by the Law.

III. MANAGEMENT - REPRESENTATION

Art. 7.	Board of managers

7.1.	The Company is managed by one or more managers appointed by a resolution of the single partner or the general meeting of partners which sets the term of their office. If several managers have been appointed, they will constitute a board of managers. The manager(s) need not to be partner(s).

7.2.	The managers may be dismissed ad nutum by a resolution of the single partner or the general meeting of partners.

Art. 8.	Powers of the board of managers

8.1.	All powers not expressly reserved by the Law or the present Articles to the general meeting of partners fall within the competence of the single manager or, if the Company is managed by more than one manager, the board of managers, which shall have all powers to carry out and approve all acts and operations consistent with the Company’s object.

8.2.	Special and limited powers may be delegated for determined matters to one or more agents, either partners or not, by the manager, or if there are more than one manager, by the board of managers of the Company.

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Art. 9.	Procedure

9.1.	The board of managers shall meet as often as the Company’s interests so requires or upon call of any manager at the place indicated in the convening notice.

9.2.	Written notice of any meeting of the board of managers shall be given to all managers at least 24 (twenty-four) hours in advance of the date set for such meeting, except in case of emergency, in which case the nature of such circumstances shall be set forth in the convening notice of the meeting of the board of managers.

9.3.	No such convening notice is required if all the members of the board of managers of the Company are present or represented at the meeting and if they state to have been duly informed, and to have had full knowledge of the agenda of the meeting. The notice may be waived by the consent in writing, whether in original, by telegram, telex, facsimile or e-mail, of each member of the board of managers of the Company.

9.4.	Any manager may act at any meeting of the board of managers by appointing in writing another manager as his proxy.

9.5.	The board of managers can validly deliberate and act only if a majority of its members is present or represented. Resolutions of the board of managers are validly taken by the majority of the votes cast. The resolutions of the board of managers will be recorded in minutes signed by all the managers present or represented at the meeting.

9.6.	Any manager may participate in any meeting of the board of managers by telephone or video conference call or by any other similar means of communication allowing all the persons taking part in the meeting to hear and speak to each other. The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.

9.7.	Circular resolutions signed by all the managers shall be valid and binding in the same manner as if passed at a meeting duly convened and held. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.

Art. 10.	Representation

The Company shall be bound towards third parties in all matters by the single signature of its sole manager or, as the case may be, by the single signature of any manager of the Company or by the joint or single signatures of any persons to whom such signatory power has been validly delegated in accordance with article 8.2. of these Articles.

Art. 11.	Liability of the managers

The managers assume, by reason of their mandate, no personal liability in relation to any commitment validly made by them in the name of the Company, provided such commitment is in compliance with these Articles as well as the applicable provisions of the Law.

IV. GENERAL MEETINGS OF PARTNERS

Art. 12.	Powers and voting rights

12.1.	The single partner assumes all powers conferred by the Law to the general meeting of partners.

12.2.	Each partner has voting rights commensurate to its shareholding.

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12.3.	Each partner may appoint any person or entity as his attorney pursuant to a written proxy given by letter, telegram, telex, facsimile or e-mail, to represent him at the general meetings of partners.

Art. 13.	Form - Quorum – Majority

13.1.	If there are not more than twenty-five partners, the decisions of the partners may be taken by circular resolution, the text of which shall be sent to all the partners in writing, whether in original or by telegram, telex, facsimile or e-mail. The partners shall cast their vote by signing the circular resolution. The signatures of the partners may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter or facsimile.

13.2.	Collective decisions are only validly taken insofar as they are adopted by partners owning more than half of the share capital.

13.3.	However, resolutions to alter the Articles or to dissolve and liquidate the Company may only be adopted by the majority of the partners owning at least three quarters of the Company’s share capital.

V. ANNUAL ACCOUNTS - ALLOCATION OF PROFITS

Art. 14.	Accounting Year

14.1.	The accounting year of the Company shall begin on the first of February of each year and end on the thirty-first January.

14.2.	Each year, with reference to the end of the Company’s accounting year, the Company’s accounts are established and the manager or, in case there is a plurality of managers, the board of managers shall prepare an inventory including an indication of the value of the Company’s assets and liabilities.

14.3.	Each partner may inspect the above inventory and balance sheet at the Company’s registered office.

Art. 15.	Allocation of Profits

15.1.	The gross profits of the Company stated in the annual accounts, after deduction of general expenses, amortisation and expenses represent the net profit. An amount equal to five per cent (5%) of the net profits of the Company is allocated to the statutory reserve, until this reserve amounts to ten per cent (10%) of the Company’s nominal share capital.

15.2.	The general meeting of partners has discretionary power to dispose of the surplus. It may in particular allocate such profit to the payment of a dividend or transfer it to the reserve or carry it forward.

15.3.	Interim dividends may be distributed, at any time, under the following conditions:

(i) a statement of accounts or an inventory or report is established by the manager or the board of managers;

(ii) this statement of accounts, inventory or report shows that sufficient funds are available for distribution; it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year, increased by carried forward profits and distributable reserves but decreased by carried forward losses and sums to be allocated to the statutory reserve;

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(iii) the decision to pay interim dividends is taken by the sole partner or the general meeting of partners;

(iv) assurance has been obtained that the rights of the creditors of the Company are not threatened.

VI. DISSOLUTION - LIQUIDATION

Art. 16.	Dissolution - Liquidation

16.1.	In the event of a dissolution of the Company, the liquidation will be carried out by one or several liquidators, who do not need to be partners, appointed by a resolution of the single partner or the general meeting of partners which will determine their powers and remuneration. Unless otherwise provided for in the resolution of the partner(s) or by law, the liquidators shall be invested with the broadest powers for the realisation of the assets and payments of the liabilities of the Company.

16.2.	The surplus resulting from the realisation of the assets and the payment of the liabilities of the Company shall be paid to the partner or, in the case of a plurality of partners, the partners in proportion to the shares held by each partner in the Company.

VI. GENERAL PROVISION

17.	Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles.

TRANSITORY PROVISION

The first accounting year shall begin on the date of this deed and shall end on 31 January 2004.

SUBSCRIPTION-PAYMENT

Thereupon, BRP (Luxembourg) 2 S.à r.l., prenamed and represented as stated here-above, declares to subscribe to one hundred and sixty-eight (168) shares representing the whole share capital of the Company and to fully pay them up by way of a contribution in kind consisting of all its assets and liabilities.

Proof of the ownership and the value of such assets and liabilities has been given to the undersigned notary by a contribution balance sheet of BRP (Luxembourg) 2 S.à r.l. as of the date hereof.

It results from a certificate issued on the date hereof, by the management of BRP (Luxembourg) 2 S.à r.l. that:

•	all assets and liabilities of BRP (Luxembourg) 2 S.à r.l. are shown on the attached certified balance sheet of the Company as of the date hereof;

•	based on generally accepted accounting principles the net worth of BRP (Luxembourg) 2 S.à r.l. per attached balance sheet as of the date hereof, is estimated to be EUR 16,800;

•	no impediments, nor legal nor contractual, to the transfer of ownership of such assets and liabilities to the Company exist;

•	all formalities to transfer legal ownership of all such assets and liabilities to the Company will be accomplished by BRP (Luxembourg) 2 S.à r.l.;

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Such certificate and such balance sheet, after signature ne varietur by the proxy holder of the appearing party and the undersigned notary, will remain annexed to the present deed to be filed with the registration authorities.

ESTIMATE

The expenses, costs, fees and charges of any kind whatsoever which will have to be borne by the Company as a result of its incorporation are estimated at approximately EUR 1,500.

DECLARATION

Insofar as the contribution in kind results in the Company acquiring all the assets and liabilities from BRP (Luxembourg) 2 S.à r.l., a company incorporated under the laws of Luxembourg, a Member State of the European Union, the Company refers to article 4-1 of the law dated December 19, 1971 which provides for an exemption from capital duty.

RESOLUTIONS OF THE SOLE PARTNER

Immediately after the incorporation of the Company, the sole partner, representing the entirety of the subscribed share capital has passed the following resolutions:

1.	The following person is appointed as sole manager of the Company for an indefinite period:

Mr Jacques Levesque, business man, born on 10 November 1946 in Mont-Joli, Canada, with business address at 1000 La Gauchetière Ouest, Suite 4310, Montréal, QC H3B 4W5;

2.	The registered office of the Company is set at 12-14, rue Léon Thyes, L-2636 Luxembourg.

DECLARATION

The undersigned notary who understands and speaks English, states herewith that on request of the above appearing party, the present deed is worded in English followed by a French version and in case of divergences between the English and the French text, the English version will be prevailing.

WHEREOF the present deed was drawn up in Luxembourg, on the day named at the beginning of this document.

The document having been read to the person appearing, said person appearing signed together with the notary the present deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

L’an deux mille trois, le 4 décembre.

Par-devant Maître Henri Hellinckx, notaire de résidence à Mersch.

A COMPARU :

BRP (Luxembourg) 2 S.à r.l., une société à responsabilité, constituée et organisée sous le droit luxembourgeois, ayant son siège social à 12-14, rue Léon Thyes, L-2636 Luxembourg, en cours d’immatriculation au registre du Commerce et des Sociétés de Luxembourg, ici représentée par Me Céline Pignon, avocat, avec adresse professionnelle à Luxembourg,

en vertu d’une procuration donnée le 3 décembre 2003.

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Laquelle procuration restera, après avoir été signée “ne varietur” par le comparant et le notaire instrumentant, annexée aux présentes pour être formalisée avec elles.

Laquelle comparante, ès-qualité qu’elle agit, a requis le notaire instrumentant de dresser acte d’une société à responsabilité limitée dont elle a arrêté les statuts comme suit:

I. DENOMINATION - SIEGE SOCIAL - OBJET SOCIAL - DUREE

Art. 1.	Dénomination

I1 est établi une société à responsabilité limitée sous la dénomination “BRP (Luxembourg) 3 S.à r.l.” (la Société), qui sera régie par les lois du Luxembourg, en particulier par la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (la Loi) et par les présents statuts (les Statuts).

Art. 2.	Siège social

2.1.	Le siège social est établi à Luxembourg-Ville, Grand-Duché de Luxembourg. Il peut être transféré dans les limites de la commune de Luxembourg par simple décision du gérant, ou en cas de pluralité de gérants, du conseil de gérance. Il peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par résolution de l’associé unique ou de l’assemblée générale des associés délibérant comme en matière de modification des Statuts.

2.2.	Il peut être créé par simple décision du gérant, ou en cas de pluralité de gérants, du conseil de gérance, des succursales, filiales ou bureaux tant au Grand-Duché de Luxembourg qu’à l’étranger. Lorsque le gérant unique ou le conseil de gérance estime que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale au siège social ou la communication aisée entre le siège social et l’étranger se produiront ou seront imminents, le siège social pourra être transféré provisoirement à l’étranger, jusqu’à cessation complète de ces circonstances anormales. Cette mesure provisoire n’aura toutefois aucun effet sur la nationalité de la Société qui restera une société luxembourgeoise.

Art. 3.	Objet social

3.1	La Société a pour objet la prise de participations, tant au Luxembourg qu’à l’étranger, dans d’autres sociétés ou entreprises sous quelque forme que ce soit et la gestion de ces participations. La Société pourra en particulier acquérir par souscription, achat, et échange ou de toute autre manière tous titres, actions et autres valeurs de participation, obligations, créances, certificats de dépôt et en général toutes valeurs ou instruments financiers émis par toute entité publique ou privée. Elle pourra participer dans la création, le développement, la gestion et le contrôle de toute société ou entreprise. Elle pourra en outre investir dans l’acquisition et la gestion d’un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

3.2	La Société pourra emprunter sous quelque forme que ce soit sauf par voie d’offre publique. Elle peut procéder, uniquement par voie de placement privé, à l’émission d’actions et obligations et d’autres titres représentatifs d’emprunts et/ou de créances. La Société pourra prêter des fonds, y compris ceux résultant des emprunts et/ou des émissions d’obligations, à ses filiales, sociétés affiliées et à toute autre société. Elle peut également consentir des garanties ou des sûretés au profit de tierces personnes afin de garantir ses obligations ou les obligations de ses filiales, sociétés affiliées ou de toute autre société. La Société pourra en outre nantir, céder, grever de charges toute ou partie de ses avoirs ou créer, de toute autre manière, des sûretés portant sur toute ou partie de ses avoirs.

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3.3.	La Société peut, d’une manière générale, employer toutes techniques et instruments liés à des investissements en vue d’une gestion efficace, y compris des techniques et instruments destinés à la protéger contre les risques de change, de taux d’intérêt et autres risques.

3.4.	La Société pourra accomplir toutes opérations commerciales ou financières ainsi que tous transferts de propriété mobiliers ou immobiliers, qui directement ou indirectement favorisent la réalisation de son objet social ou s’y rapportent de manière directe ou indirecte.

4.	Durée

4.1	La Société est constituée pour une durée illimitée.

4.2	La Société ne sera pas dissoute par suite du décès, de l’interdiction, de l’incapacité, de l’insolvabilité, de la faillite ou de tout autre événement similaire affectant un ou plusieurs associés.

II. CAPITAL – PARTS SOCIALES

Art. 5.	Capital

5.1.	Le capital social est fixé à seize mille huit cent euros (EUR 16.800), représenté par cent soixante-huit (168) parts sociales sous forme nominative d’une valeur nominale de cent euro (EUR 100) chacune, toutes souscrites et entièrement libérées.

5.2.	Le capital social de la Société pourra être augmenté ou réduit en une seule ou plusieurs fois par résolution de l’associé unique ou de l’assemblée générale des associés délibérant comme en matière de modification des Statuts.

Art. 6.	Parts sociales

6.1.	Chaque part sociale donne droit à une fraction des actifs et bénéfices de la Société en proportion directe avec le nombre des parts sociales existantes.

6.2.	Envers la Société, les parts sociales sont indivisibles, de sorte qu’un seul propriétaire par part sociale est admis. Les copropriétaires indivis doivent désigner une seule personne qui les représente auprès de la Société.

6.3.	Les parts sociales sont librement transmissibles entre associés et, en cas d’associé unique, à des tiers.

En cas de pluralité d’associés, la cession de parts sociales à des non-associés n’est possible qu’avec l’agrément donné en assemblée générale des associés représentant au moins les trois quarts du capital social.

La cession de parts sociales n’est opposable à la Société ou aux tiers qu’après qu’elle ait été notifiée à la Société ou acceptée par elle en conformité avec les dispositions de l’article 1690 du code civil.

Pour toutes autres questions, il est fait référence aux dispositions des articles 189 et 190 de la Loi.

6.4.	Un registre des associés sera tenu au siège social de la Société conformément aux dispositions de la Loi où il pourra être consulté par chaque associé.

6.5.	La Société peut procéder au rachat de ses propres parts sociales dans les limites et aux conditions prévues par la Loi.

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III. GESTION - REPRESENTATION

Art. 7.	Conseil de gérance

7.1	La Société est gérée par un ou plusieurs gérants, lesquels ne sont pas nécessairement des associés et qui seront nommés par résolution de l’associé unique ou de l’assemblée générale des associés laquelle fixer la durée de leur mandat.

7.2	Les gérants sont révocables ad nutum par résolution de l’associé unique ou de l’assemblée générale des associés.

Art.8. Pouvoirs	du conseil de gérance

8.1.	Tous les pouvoirs non expressément réservés à l’assemblée générale des associés par la Loi ou les présents Statuts seront de la compétence du gérant ou, en cas de pluralité de gérants, du conseil de gérance, qui aura tous pouvoirs pour effectuer et approuver tous actes et opérations conformes à l’objet social.

8.2.	Des pouvoirs spéciaux et limités pour des tâches spécifiques peuvent être délégués à un ou plusieurs agents, associés ou non, par le conseil de gérance de la Société.

Art. 9.	Procédure

9.1.	Le conseil de gérance se réunira aussi souvent que l’intérêt de la Société l’exige ou sur convocation d’un des gérants au lieu indiqué dans l’avis de convocation.

9.2.	Il sera donné à tous les gérants un avis écrit de toute réunion du conseil de gérance au moins 24 (vingt-quatre) heures avant la date prévue pour la réunion, sauf en cas d’urgence, auquel cas la nature (et les motifs) de cette urgence seront mentionnés brièvement dans l’avis de convocation de la réunion du conseil de gérance.

9.3.	La réunion peut être valablement tenue sans convocation préalable si tous les gérants de la Société sont présents ou représentés lors de la réunion et déclarent avoir été dûment informés de la réunion et de son ordre du jour. Il peut aussi être renoncé à la convocation avec l’accord de chaque gérant de la Société donné par écrit soit en original, soit par télégramme, télex, téléfax ou courrier électronique.

9.4.	Tout gérant pourra se faire représenter aux réunions du conseil de gérance en désignant par écrit un autre gérant comme son mandataire.

9.5.	Le conseil de gérance ne pourra délibérer et agir valablement que si la majorité des gérants est présente ou représentée. Les décisions du conseil de gérance sont prises valablement à la majorité des voix des gérants présents ou représentés. Les procès-verbaux des réunions du conseil de gérance seront signés par tous les gérants présents ou représentés à la réunion.

9.6.	Tout gérant peut participer à la réunion du conseil de gérance par téléphone ou vidéo conférence ou par tout autre moyen de communication similaire, ayant pour effet que toutes les personnes participant à la réunion peuvent s’entendre et se parler. La participation à la réunion par un de ces moyens équivaut à une participation en personne à la réunion.

9.7.	Les résolutions circulaires signées par tous les gérants seront considérées comme étant valablement adoptées comme si une réunion du conseil de gérance dûment convoquée avait été tenue. Les signatures des gérants peuvent être apposées sur un document unique ou sur plusieurs copies d’une résolution identique, envoyées par lettre ou téléfax.

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Art. 10.	Représentation

La Société sera engagée, en tout circonstance, vis-à-vis des tiers par la seule signature de son gérant unique ou, le cas échéant, par la seule signature de tout gérant ou, par les signatures conjointes ou la signature unique de toutes personnes à qui de tels pouvoirs de signature ont été valablement délégués conformément à l’article 8.2. des Statuts.

Art. 11.	Responsabilités des gérants

Les gérants ne contractent à raison de leur fonction aucune obligation personnelle relativement aux engagements régulièrement pris par eux au nom de la Société, dans la mesure où ces engagements sont pris en conformité avec les Statuts et les dispositions de la Loi.

IV. ASSEMBLEE GENERALE DES ASSOCIES

Art. 12.	Pouvoirs et droits de vote

12.1.	L’associé unique exerce tous les pouvoirs qui sont attribués par la Loi à l’assemblée générale des associés.

12.2.	Chaque associé possède des droits de vote proportionnels au nombre de parts sociales détenues par lui.

12.3.	Tout associé pourra se faire représenter aux assemblées générales des associés de la Société en désignant par écrit, soit par lettre, télégramme, télex, téléfax ou courrier électronique une autre personne comme mandataire.

Art. 13.	Forme - Quorum - Majorité

13.1.	Lorsque le nombre d’associés n’excède pas vingt-cinq associés, les décisions des associés pourront être prises par résolution circulaire dont le texte sera envoyé à chaque associé par écrit, soit en original, soit par télégramme, télex, téléfax ou courrier électronique. Les associés exprimeront leur vote en signant la résolution circulaire. Les signatures des associés apparaîtront sur un document unique ou sur plusieurs copies d’une résolution identique, envoyées par lettre ou téléfax.

13.2.	Les décisions collectives ne sont valablement prises que pour autant qu’elles soient adoptées par des associés détenant plus de la moitié du capital social.

13.3.	Toutefois, les résolutions prises pour la modification des Statuts ou pour la dissolution et la liquidation de la Société seront prises à la majorité des voix des associés représentant au moins les trois quarts du capital social de la Société.

V. COMPTES ANNUELS – AFFECTATION DES BENEFICES

Art. 14.	Exercice social

14.1.	L’exercice social commence le premier février de chaque année et se termine le trente et un janvier.

14.2.	Chaque année, à la fin de l’exercice social, les comptes de la Sociétés sont arrêtés et le gérant ou, en cas de pluralité de gérants, le conseil de gérance dresse un inventaire comprenant l’indication des valeurs actives et passives de la Société.

14.3.	Tout associé peut prendre connaissance de l’inventaire et du bilan au siège social de la Société.

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Art. 15.	Affectation des bénéfices

15.1.	Les profits bruts de la Société repris dans les comptes annuels, après déduction des frais généraux, amortissements et charges constituent le bénéfice net. Il sera prélevé cinq pour cent (5%) sur le bénéfice net annuel de la Société qui sera affecté à la réserve légale jusqu’à ce que cette réserve atteigne dix pour cent (10%) du capital social de la Société.

15.2.	L’assemblée générale des associés décidera discrétionnairement de l’affectation du solde restant du bénéfice net annuel. Elle pourra en particulier attribuer ce bénéfice au paiement d’un dividende, l’affecter à la réserve ou le reporter.

15.3.	Des dividendes intérimaires pourront être distribués à tout moment dans les conditions suivantes:

(i) un état comptable ou un inventaire ou un rapport est dressé par le gérant ou le conseil de gérance ;

(ii) il ressort de cet état comptable, inventaire ou rapport que des fonds suffisants sont disponibles pour la distribution, étant entendu que le montant à distribuer ne peut excéder les bénéfices réalisés depuis la fin du dernier exercice social, augmenté des bénéfices reportés et des réserves distribuables mais diminué des pertes reportées et des sommes à allouer à la réserve légale ;

(iii) la décision de payer les dividendes intérimaires est prise par l’associé unique ou l’assemblée générale des associés ;

(iv) le paiement est fait dès lors qu’il est établi que les droits des créanciers de la Société ne sont pas menacés.

VI. DISSOLUTION - LIQUIDATION

Art. 16.	Dissolution – Liquidation

16.1.	En cas de dissolution de la Société, la liquidation sera assurée par un ou plusieurs liquidateurs, associés ou non, nommés par résolution de l’associé unique ou de l’assemblée générale des associés qui fixera leurs pouvoirs et rémunération. Sauf disposition contraire prévue dans la résolution du (ou des) associés(s) ou par la loi, les liquidateurs seront investis des pouvoirs les plus étendus pour la réalisation des actifs et le paiement des dettes de la Société.

16.2.	Le boni de liquidation résultant de la réalisation des actifs et après paiement des dettes de la Société sera attribué à l’associé unique, ou en cas de pluralité d’associés, aux associés proportionnellement au nombre de parts sociales détenues par chacun d’eux dans la Société.

VI. DISPOSITION GENERALE

17.	Pour tout ce qui ne fait pas l’objet d’une disposition spécifique par les présents Statuts, il est fait référence à la Loi.

DISPOSITION TRANSITOIRE

La première année sociale débutera à la date du présent acte et se terminera au 31 janvier 2004.

SOUSCRIPTION-LIBERATION

BRP (Luxembourg) 2 S.à r.l., représentée comme dit ci-dessus, déclare souscrire à cent soixante-huit (168) parts sociale représentant l’entièreté du capital social de la Société et libérer ces parts sociales par apport en nature de tous ses actifs et passifs.

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Preuve de l’existence et de la valeur de ses actifs et passifs a été donnée au notaire instrumentant par un bilan intérimaire de BRP (Luxembourg) 2 S.à r.l. de ce jour.

Il résulte d’un certificat délivrée par la gérance de BRP (Luxembourg) 2 S.à r.l. en date de ce jour que :

•	tous les actifs et passifs de BRP (Luxembourg) 2 S.à r.l. sont repris au bilan intérimaire, ci-annexé, en date de ce jour;

•	sur base de principes comptables généralement acceptés, la valeur nette de BRP (Luxembourg) 2 S.à r.l. selon le bilan intérimaire en date de ce jour est évaluée à EUR 16.800;

•	il n’existe aucun empêchement ni légal ni contractuel, pour effectuer le transfert de ses actifs et passifs à la Société;

•	toutes les formalités pour le transfert juridique de tous ses actifs et passifs à la Société seront accomplies par BRP (Luxembourg) 2 S.à r.l.

Ledit certificat et le bilan intérimaire resteront, après avoir été signé “ne varietur” par le comparant et le notaire instrumentant, annexé aux présentes pour être formalisé avec elles.

FRAIS

Le comparant a évalué le montant des frais, dépenses, rémunérations et charges, sous quelque forme que ce soit, qui incombent à la Société ou qui sont mis à sa charge à raison de sa constitution à environ EUR 1.500.

DECLARATION

Dans la mesure où l’apport en nature a pour conséquence que la Société acquière tous les actifs et tous les passifs de BRP (Luxembourg) 2 S.à r.l., une société constituée au Grand-Duché de Luxembourg, un Membre de l’Union Européenne, la Société se réfère à l’article 4-1 de la loi du 19 décembre 1971 qui dispose une exemption du droit d’apport.

DECISION DE L’ASSOCIE UNIQUE

Et aussitôt, l’associé unique, représentant l’intégralité du capital social a pris les résolutions suivantes :

1.	La personne suivante est nommée comme gérant de la Société pour une durée indéterminée :

M. Jacques Levesque, business man, né le 10 Novembre 1946 à Mont-Joli, Canada, avec adresse professionnelle à 1000 La Gauchetière Ouest, Suite 4310, Montréal, QC H3B 4W5;

2.	Le siège social de la Société est établi à 12-14, rue Léon Thyes, L-2636 Luxembourg.

DECLARATION

Le notaire soussigné, qui comprend et parle l’anglais, constate que sur demande du comparant, le présent acte en langue anglaise, suivi d’une version française, et en cas de divergence entre le texte anglais et le texte français, le texte anglais fera foi.

Fait et passé à Luxembourg, date qu’en tête des présentes.

Et après lecture faite et interprétation donnée au comparant, le comparant a signé le présent acte avec le notaire.

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